Exhibit 1.2.1

CERTIFICATE OF MERGER

OF

ICAPITAL SECURITIES, LLC

WITH AND INTO

AXIO FINANCIAL LLC

__________________________

Pursuant to Section 18-209 of the Limited Liability
Company Act of the State of Delaware

______________________________

Pursuant to Title 6 Section 18-209 of the Delaware Limited Liability Act, Axio Financial LLC, a Delaware limited liability company (the “Company”), hereby certifies the following information relating to the merger (the “Merger”) of iCapital Securities, LLC, a Delaware limited liability company (“iCapital Securities”), with and into the Company, with the Company as the surviving limited liability company of the Merger:

FIRST: The name of the surviving limited liability company is Axio Financial LLC and the name of the limited liability company being merged with and into this surviving limited liability company is iCapital Securities, LLC, a Delaware limited liability company.

SECOND: The constituent entities have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated November 30, 2023, providing for the Merger of iCapital Securities with and into the Company pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”). The Merger Agreement has been approved, adopted, executed and acknowledged by each of the constituent limited liability companies in accordance with Sections 18-204 and 18-209 of the DLLCA.

THIRD: The Merger shall become effective on November 30, 2023 at 3:59 P.M. Eastern Standard Time.

FOURTH: The Certificate of Formation of the Company shall be the Certificate of Formation of the surviving limited liability company; provided that such Certificate of Formation is hereby amended to change the name of the surviving limited liability company to iCapital Markets LLC.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving limited liability company. The address of the principal place of business of the surviving limited liability company is 60 East 42nd Street, 26th Floor, New York, NY 10165.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

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IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized officer, the 30th day of November, 2023.

AXIO FINANCIAL LLC

By:	/s/ Stephen Jacobs
Name: Stephen Jacobs
Title: Authorized Officer

[Signature Page to Certificate of Merger]